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                                              Contact:  Cynthia Lee (Investors)
                                                        (612) 475-7936
                            Elizabeth Anders (Media)    Ann Storberg (Investors)
                            (612) 475-7938              (612) 475-7940
                            David Creel (Chicago Media)
                            (630) 572-8005              FOR IMMEDIATE RELEASE


                  TCF COMPLETES MERGER WITH STANDARD FINANCIAL

     MINNEAPOLIS, Sept. 4, 1997 - TCF Financial Corporation (TCF) (NYSE:TCB) announced that its acquisition of Standard Financial, Inc. (Standard) (Nasdaq-NNM:STND) was completed today after the shareholders of Standard approved the merger. The aggregate merger consideration was $439.2 million, consisting of $418.4 million for the 16.2 million outstanding Standard shares, or $25.81 per Standard share, and $20.8 million for the outstanding Standard options. The merger is being accounted for as a purchase transaction.

     "This is an important strategic combination for TCF," said TCF Chairman and Chief Executive Officer William A. Cooper. "We now have more than $10 billion in assets, and Illinois is our second largest market with assets exceeding $3 billion. We look forward to providing additional banking convenience to our expanded Illinois customer base." He noted that TCF now has 49 Illinois bank branches, 40 of which are in the Chicago area, and that no bank branches are being closed in connection with the merger.

     The transaction was structured as a cash election merger in which Standard shareholders will have the right to designate a preference for either cash or TCF common stock, or a combination of the two. The total consideration to Standard shareholders was $217,074,827 in cash and 3,850,000 shares of TCF common stock. Election forms will be mailed to Standard shareholders on Sept. 9 and, to be effective, must be properly completed and returned to the exchange agent, BankBoston, by 5 p.m. Eastern time on Sept.
29.  Georgeson & Company Inc. is


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acting as the information agent in connection with the exchange of Standard shares and is available to answer questions from Standard shareholders at
(800) 223-2064.

     Standard's bank branches have been combined with TCF National Bank Illinois. Several of the directors of Standard have joined TCF National Bank Illinois' board of directors. David Mackiewich, chairman and president of Standard, has become executive chairman of TCF National Bank Illinois and joined TCF's board of directors. Michael B. Johnstone, president and chief executive officer of TCF National Bank Illinois, will continue in that capacity.

     TCF will contribute $1 million over five years to Illinois community organizations, consistent with TCF's philanthropic giving program which is focused on housing and economic development in low-income communities, and K-12 education reform.

     On March 17, TCF and Standard announced a definitive merger agreement. TCF received approval from the Office of the Comptroller of the Currency in July.

     TCF is a $10 billion national bank holding company based in Minneapolis. TCF's banks operate in Minnesota, Illinois, Wisconsin and Colorado as TCF National Bank, and in Michigan and Ohio as Great Lakes National Bank. Other TCF affiliates include business-equipment leasing, consumer finance, mortgage banking, title insurance, annuity and mutual fund sales companies.


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